Exhibit 99.2
Contact:	Tricia J. Richardson Novavax, Inc. 1 240-268-2031
Novavax Announces Appointment of Frederick W. Driscoll as
Vice President, Chief Financial Officer and Treasurer
Rockville, MD — August 6, 2009 — Novavax, Inc. (Nasdaq: NVAX) announced today the appointment of Frederick W. Driscoll as Vice President, Chief Financial Officer and treasurer. Mr. Driscoll will report to Dr. Rahul Singhvi, Novavax’s President and Chief Executive Officer.
Previously Mr. Driscoll served as Chief Financial Officer, and President and Chief Executive Officer of Genelabs Technologies, Inc. Prior to his position at Genelabs, Mr. Driscoll served in a variety of financial and senior management positions at Astraris, Inc., OXiGENE, Inc. and Collagenesis Corp. He also spent more than twenty years with Instrumentation Laboratory as vice president of finance for the Americas.
Dr. Singhvi stated: “We are pleased to welcome Fred Driscoll to Novavax as our new chief financial officer. Fred is joining Novavax at a time of significant growth and his contribution at such a critical juncture will be welcome by everyone on our Executive Team. We are looking forward to tapping into his many years of biotechnology industry experience as we expand our vaccine development programs, manufacturing operations and international collaborations.”
Mr. Michael A. McManus, Jr., Novavax’s Audit Committee Chairman, commented: “Mr. Driscoll is a seasoned and talented executive with valuable experience in financial management, corporate strategy and fundraising, and investor relations. Fred has had considerable experience as a public company CFO and has raised significant funds in the capital markets. In addition, he enjoys a strong reputation in the investment community. We welcome him to our Executive team.”
Mr. Driscoll received his bachelor’s degree in accounting from Bentley College.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like particle (VLP) technology. The company produces these VLP-based, potent, recombinant vaccines utilizing new and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
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